    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 31, 1998

         POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT NO. 333-14209 POST-EFFECTIVE AMENDMENT NO. 3 TO REGISTRATION STATEMENT NO. 333-02571 POST-EFFECTIVE AMENDMENT NO. 4 TO REGISTRATION STATEMENT NO. 33-50543
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                ---------------

                        POST-EFFECTIVE AMENDMENT NO. 1
                                      TO
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                ---------------

                            DUKE ENERGY CORPORATION
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            NORTH CAROLINA                           56-0205520
       (STATE OF INCORPORATION)          (I.R.S. EMPLOYER IDENTIFICATION NO.)


                            422 SOUTH CHURCH STREET
                        CHARLOTTE, NORTH CAROLINA 28202
              (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES) (ZIP CODE)

                                (704) 594-6200
                        (REGISTRANT'S TELEPHONE NUMBER)

                                ---------------

          RICHARD J. OSBORNE                        JOHN SPUCHES
  EXECUTIVE VICE PRESIDENT AND CHIEF            DEWEY BALLANTINE LLP
           FINANCIAL OFFICER                 1301 AVENUE OF THE AMERICAS
        422 SOUTH CHURCH STREET             NEW YORK, NEW YORK 10019-6092
    CHARLOTTE, NORTH CAROLINA 28202         TELEPHONE NO. (212) 259-7700
     TELEPHONE NO. (704) 382-5159
        (NAMES, ADDRESSES AND TELEPHONE NUMBERS OF AGENTS FOR SERVICE)

                                ---------------

       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
              From time to time after the effective date of this Registration Statement as determined by market conditions and other factors.

  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box. [_]
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] ___________________
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] ____________________________________________________
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                ---------------

                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------
                                                         PROPOSED MAXIMUM
                                                        AGGREGATE OFFERING   AMOUNT OF REGISTRATION
 TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED           PRICE                   FEE
---------------------------------------------------------------------------------------------------
First and Refunding Mortgage Bonds; Debt
 Securities.........................................   $1,000,000,000(1)(2)           (3)(4)
---------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------

(1) In no event will the aggregate initial offering price of all securities issued from time to time pursuant to this Registration Statement exceed $1,000,000,000. If any such securities are issued at an original issue discount, then the aggregate initial offering price as so discounted shall not exceed $1,000,000,000, notwithstanding that the stated principal amount of such securities may exceed such amount.
(2) Subject to footnote (1), there are being registered hereunder an indeterminate principal amount of First and Refunding Mortgage Bonds ("Bonds") and an indeterminate principal amount of unsecured debt securities ("Debt Securities"), such Debt Securities to consist of an indeterminate principal amount of Senior Notes and an indeterminate principal amount of Subordinated Notes, as may be sold at indeterminate prices, from time to time, by the Registrant.
(3) No registration fee is being paid because, as explained below, the registration fee applicable for a maximum aggregate offering price of $1,000,000,000 of Bonds has heretofore been paid.
(4) Pursuant to Rule 429 of the General Rules and Regulations under the Securities Act of 1933, the Prospectus which is part of this Registration Statement constitutes a combined Prospectus which also relates to Post-Effective Amendment No. 3 to Registration Statement No. 333-02571, previously filed by the Registrant on Form S-3, as to which Bonds having an aggregate offering price of $700,000,000 (for which a registration fee of $241,381 was paid) remain unsold and to Post-Effective Amendment No. 4 to Registration Statement No. 33-50543, previously filed by the Registrant on Form S-3, as to which Bonds having an aggregate offering price of $300,000,000 (for which a registration fee of $93,750 was paid) remain unsold. Each such Post-Effective Amendment shall become effective concurrently with the effectiveness of this Registration Statement in accordance with Section 8(c) of the Securities Act of 1933.

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                  SUBJECT TO COMPLETION DATED AUGUST 31, 1998

PROSPECTUS
----------
                            DUKE ENERGY CORPORATION

                       FIRST AND REFUNDING MORTGAGE BONDS

                                DEBT SECURITIES

  Duke Energy Corporation (the "Corporation") may offer, from time to time, up to $1,000,000,000 aggregate principal amount of its First and Refunding Mortgage Bonds (the "New Bonds"), in one or more series, and its Debt Securities (the "Debt Securities"), consisting of Senior Notes (the "Senior Notes"), in one or more series, and Subordinated Notes (the "Subordinated Notes"), in one or more series, on terms to be determined at the time or times of sale. The New Bonds will be issued under, and secured by, a mortgage which constitutes a lien on substantially all of the properties and franchises of the Corporation. See "Description of the New Bonds." The Senior Notes and the Subordinated Notes will be unsecured, and the indentures under which they are to be issued contain no limitations on the issuance by the Corporation of other indebtedness (whether secured or unsecured). The Senior Notes will rank equally and ratably with all other unsecured and unsubordinated indebtedness of the Corporation. The Subordinated Notes will be subordinated to all Senior Indebtedness (as hereinafter defined) of the Corporation. Certain series of Subordinated Notes may also be subordinated to other series of Subordinated Notes. See "Description of the Debt Securities."

  For each offering of New Bonds (the "Offered Bonds"), Senior Notes (the "Offered Senior Notes") or Subordinated Notes (the "Offered Subordinated Notes") (collectively, the "Offered Securities") for which this Prospectus is being delivered, there will be an accompanying Prospectus Supplement (the "Prospectus Supplement") that sets forth the specific designation, aggregate principal amount, maturity or maturities, rate or rates and times of payment of interest, sinking fund provisions, redemption terms and any other special terms of the Offered Securities, and any planned listing thereof on a securities exchange (although no assurance can be given as to the liquidity of, or the trading market for, any of the Offered Securities).

  The Corporation may sell the Offered Securities to or through underwriters or dealers, directly to other purchasers or through agents. The names of any underwriters, dealers or agents involved in the distribution of the Offered Securities, any applicable discounts, commissions or allowances, any initial public offering price and the proceeds to the Corporation from the sale of the Offered Securities will be set forth in the Prospectus Supplement. See "Plan of Distribution" herein.

                                 -------------

THESE SECURITIES  HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE  SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
   CONTRARY IS A CRIMINAL OFFENSE.

                                 -------------

                  THE DATE OF THIS PROSPECTUS IS      , 1998.

NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR THE PROSPECTUS SUPPLEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS OR THE PROSPECTUS SUPPLEMENT NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE CORPORATION SINCE THE DATE HEREOF OR THEREOF OR THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                             AVAILABLE INFORMATION

  The Corporation is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files periodic and current reports and other information with the Commission. Information concerning directors and officers, their remuneration, the principal holders of securities of the Corporation and any material interest of such persons in transactions with the Corporation, as of particular dates, is disclosed in proxy statements distributed to shareholders of the Corporation and filed with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, 500 West Madison Street, Suite 1400, Chicago, Ill. 60661, and Seven World Trade Center, Suite 1300, New York, N.Y. 10048. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, reports, proxy statements and other information concerning the Corporation can be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, N.Y. 10005, where certain securities of the Corporation are listed. The Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants, such as the Corporation, that file electronically with the Commission.

  The Corporation has filed with the Commission a registration statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act of 1933 (the "Act"). This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is made to the Registration Statement.

                      DOCUMENTS INCORPORATED BY REFERENCE

  The following documents filed by the Corporation with the Commission are incorporated in this Prospectus by reference as of their respective dates of filing and shall be deemed to be a part hereof:

  . Annual report on Form 10-K of the Corporation for the year ended December 31, 1997.

  . Quarterly reports on Form 10-Q of the Corporation for the quarters ended March 31, 1998 and June 30, 1998.

  . Definitive Joint Proxy Statement-Prospectus of the Corporation and PanEnergy Corp dated March 13, 1997.

  . Annual Report on Form 10-K of PanEnergy Corp for the year ended December 31, 1996.

  . Quarterly Reports on Form 10-Q of PanEnergy Corp for the quarters ended March 31, 1997 and June 30, 1997.

  All documents filed by the Corporation with the Commission pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering made by this Prospectus and the accompanying Prospectus Supplement shall be deemed to be incorporated herein by reference and made a part of this Prospectus from the respective dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus and the accompanying Prospectus Supplement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or the accompanying Prospectus Supplement.

  THE CORPORATION WILL PROVIDE WITHOUT CHARGE TO EACH PERSON TO WHOM THIS PROSPECTUS AND THE ACCOMPANYING PROSPECTUS SUPPLEMENT ARE DELIVERED, ON THE WRITTEN OR ORAL REQUEST OF ANY SUCH PERSON, A COPY OF ANY OR ALL DOCUMENTS INCORPORATED HEREIN BY REFERENCE (OTHER THAN THE EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE). SUCH REQUESTS SHOULD BE DIRECTED TO THE INVESTOR RELATIONS DEPARTMENT, DUKE ENERGY CORPORATION, P.O. BOX 1005, CHARLOTTE, NORTH CAROLINA 28201, TELEPHONE: (704) 382-3853 OR (800) 488-3853 (TOLL-FREE).

                                THE CORPORATION

  Duke Power Company completed a merger with PanEnergy Corp on June 18, 1997 and changed its name to Duke Energy Corporation. The Corporation is a global energy company with more than $20 billion in assets which conducts business in four principal areas of operations:

 Electric Operations

  The Corporation is engaged in the generation, transmission, distribution and sale of electric energy in the central portion of North Carolina and the western portion of South Carolina, comprising the area in both States known as the Piedmont Carolinas. The Corporation's service territory, approximately two-thirds of which lies in North Carolina, covers approximately 20,000 square miles and includes a number of cities, of which the largest are Charlotte, Greensboro, Winston-Salem and Durham in North Carolina and Greenville and Spartanburg in South Carolina. The Corporation supplies electric service to approximately two million residential, commercial and industrial customers in over 200 cities, towns and unincorporated communities. As of August 31, 1998, the Corporation owned 48 generating facilities with a total capacity of 17,300 MW. Net generation of electricity by source for the six months ended June 30, 1998 was as follows: fossil, 48.5%; nuclear, 46.7%; and hydroelectric (including pumped storage) and combustion turbine, 4.8%. The Corporation's electric utility service territory, in which its business is conducted under the name "Duke Power," is shown below.



                   [MAP SHOWING SERVICE AREA OF DUKE POWER]

 Energy Transmission

  The Corporation is engaged in the interstate transportation and storage of natural gas. Through its four major pipeline subsidiaries--Texas Eastern Transmission Corporation, Algonquin Gas Transmission Company, Panhandle Eastern Pipe Line Company and Trunkline Gas Company--the Corporation owns and operates one of the nation's largest gas transmission networks, delivering approximately 12% of the natural gas consumed in the United States. This fully interconnected, 22,000-mile system can receive natural gas from most major North American producing regions for delivery to markets throughout the Mid-Atlantic, New England and Midwest states as shown below.


            [MAP SHOWING NATURAL GAS TRANSMISSION PIPELINE SYSTEM]

 Energy Services

  The Energy Services group offers a broad variety of worldwide services in energy asset monetization, engineering, construction, liquids, gas and electric marketing, risk management, natural gas liquids shipping, gas processing and transport and "inside-the-fence" and merchant power generation. The Field Services unit is engaged in the business of purchasing, gathering, transporting and marketing natural gas, natural gas liquids and crude oil to industrial end-users, local distribution companies, liquid petroleum gas wholesalers and retailers and refiners. Through Duke Energy Trading and Marketing L.L.C., Duke Energy Marketing, L.P., and Duke/Louis Dreyfus L.L.C., the Corporation markets natural gas and electric power and provides risk management services to utilities, municipalities and other large energy users.

  Duke Engineering & Services, Inc., provides full-scope engineering, technical and professional services to public and private sector clients worldwide in all phases of nuclear, renewable and conventional power generation, from conceptual design through construction and full life-cycle operation. Specialized capabilities include engineering, design, project and construction management, operations and maintenance, quality assurance, environmental management, facility siting, petroleum services, power delivery services and safety and health training. Duke/Fluor Daniel provides services related to the engineering, procurement, construction and operation and maintenance of fossil-fueled generating stations. The Global Asset Development group develops, owns, manages and operates energy projects internationally, electric generation facilities in the United States and Canada, and on-site, "inside-the-fence" electric generation and energy conversion facilities for industrial customers. DukeSolutions is the Corporation's retail energy services provider, offering customers a "one-stop shop" solution for natural gas and electric commodities, energy efficiency and productivity services and asset monetization.

  The scope of the activities of Energy Services is shown below.


[MAP SHOWING ACTIVITIES OF ENERGY
 SERVICES IN THE UNITED STATES]

                                                      [MAP SHOWING INTERNATIONAL
                                                  ACTIVITIES OF ENERGY SERVICES]

 Other Operations

  Crescent Resources, Inc. ("Crescent Resources") conducts real estate management, forestry, and commercial and residential real estate development operations. DukeNet Communications, Inc. ("DukeNet") develops and manages communications systems, including fiber optic and wireless digital network services.

  The scope of the activities of Crescent Resources and DukeNet is shown below.


[MAP SHOWING ACTIVITIES OF CRESCENT RESOURCES AND DUKENET IN THE SOUTHEASTERN
                          PART OF THE UNITED STATES]


  The principal executive offices of the Corporation are located at 422 South Church Street, Charlotte, North Carolina 28202, telephone (704) 594-6200.

                             RECENT FINANCIAL DATA
                       (MILLIONS, EXCEPT PER SHARE DATA)

  The following financial information is qualified in its entirety by the financial statements included in the documents incorporated by reference in this Prospectus. See "Documents Incorporated by Reference."

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                       (MILLIONS, EXCEPT PER SHARE DATA)

                                SIX MONTHS ENDED
                                    JUNE 30,        YEAR ENDED DECEMBER 31,
                                ----------------- ----------------------------
                                  1998   1997(1)   1997(1)   1996(1)  1995(1)
                                -------- -------- --------- --------- --------
Operating Revenues............. $8,128.5 $6,898.6 $16,308.9 $12,302.4 $9,694.7
Net Income.....................    599.6    480.3     974.4   1,074.3  1,018.1
Earnings for Common Stock......    588.0    458.2     901.6   1,030.1    969.2
Earnings per share of Common
 Stock (before extraordinary
 item)
 Basic.........................    $1.65    $1.27     $2.51     $2.90    $2.68
 Dilutive......................     1.65     1.26      2.50      2.88     2.67
Earnings per share of Common
 Stock
 Basic.........................     1.63     1.27      2.51      2.85     2.68
 Dilutive......................     1.63     1.26      2.50      2.83     2.67

--------
(1) Data reflects accounting for the combination with PanEnergy Corp as a pooling of interests. As a result, the data gives effect to the combination as if it had occurred as of January 1, 1995.

                                                        CAPITALIZATION AS OF
                                                            JUNE 30, 1998
                                                        ----------------------
                                                             (MILLIONS)
Common Stock Equity.................................... $    7,579.3     49.6%
Preferred Stocks.......................................        332.9      2.2
Guaranteed Preferred Beneficial Interests in
 Corporation's Subordinated Notes......................        581.3      3.8
Debt (including short-term debt).......................      6,794.4     44.4
                                                        ------------ --------
Total.................................................. $   15,287.9    100.0%
                                                        ============ ========

  The foregoing amounts with respect to the six months ended June 30, 1998 are unaudited but in the opinion of the Corporation include all adjustments necessary for a fair presentation of such amounts.

                      RATIO OF EARNINGS TO FIXED CHARGES

                         SIX MONTHS ENDED
                             JUNE 30,                 YEAR ENDED DECEMBER 31,
                         -------------------  ---------------------------------------
                          1998      1997(1)   1997(1) 1996(1) 1995(1) 1994(1) 1993(1)
                         --------  ---------  ------- ------- ------- ------- -------
Ratio of Earnings to
 Fixed Charges..........   4.7       4.1        4.1     4.3     4.0     3.6     3.3

  For purposes of this ratio (i) earnings consist of income from continuing operations before income taxes and fixed charges and (ii) fixed charges consist of all interest deductions and the interest component of rentals.
--------
(1) Data reflects accounting for the combination with PanEnergy Corp as a pooling of interests. As a result, the data gives effect to the combination as if it had occurred as of January 1, 1993.

                                USE OF PROCEEDS

  Except as otherwise provided in the accompanying Prospectus Supplement, the Corporation expects to use the net proceeds from the sale of the Offered Securities (a) to finance the construction of additions to the Corporation's electric plant facilities and the acquisition of nuclear fuel and (b) to purchase or redeem from time to time the Corporation's presently outstanding securities when such transactions will result in an overall cost savings to the Corporation.

                         DESCRIPTION OF THE NEW BONDS

  The New Bonds will be issued as one or more series of First and Refunding Mortgage Bonds (the "Bonds") under a First and Refunding Mortgage, dated as of December 1, 1927 (the "Bond Indenture"), from the Corporation to The Chase Manhattan Bank, as successor Trustee (the "Bond Trustee"), as supplemented and amended and as to be supplemented by one or more supplemental indentures relating to the New Bonds, copies of which are filed as exhibits to the Registration Statement. The Bond Indenture, as heretofore supplemented and amended and as to be supplemented by said supplemental indenture or indentures, is hereinafter called the "Mortgage." The statements under this heading do not purport to be complete, are subject to the detailed provisions of, and are qualified in their entirety by reference to, the Mortgage and are summaries which make use of terms defined in the Mortgage.

GENERAL

  Unless otherwise provided in the applicable Prospectus Supplement, the New Bonds will be issuable only in fully registered form, without coupons, in denominations of $1,000 and integral multiples thereof and will be exchangeable for a like aggregate principal amount of New Bonds of other authorized denominations of the same series. No charge will be made for any transfer or exchange of the New Bonds, but the Corporation may require payment of a sum sufficient to cover any stamp tax or other governmental charge incident thereto. Transfers and exchanges of the New Bonds may be made at The Chase Manhattan Bank, 55 Water Street, New York, New York 10041.

INTEREST, MATURITY AND PAYMENT

  See the accompanying Prospectus Supplement.

REDEMPTION

  See the accompanying Prospectus Supplement.

REPLACEMENT FUND

  The Corporation is required to deposit with the Bond Trustee annually, for a Replacement Fund, the sum of the replacement requirements (as defined) for all years beginning with 1949 and ending with the last calendar year preceding the date of the deposit, after deducting therefrom (1) the aggregate original cost of all fixed property (electric) retired during such period, which amount shall not exceed the aggregate of the gross amounts of additional property (electric) acquired or constructed by the Corporation during the same period; and (2) the aggregate amount of cash theretofore deposited by the Corporation with the Bond Trustee, or which would have been required to be so deposited except for permitted reductions, under the Replacement Fund.

  The "replacement requirement" in respect of any year is 2 1/2% of the average "amount of depreciable fixed property" (electric) as at the beginning and end of such year but shall not exceed the depreciation or retirement charges permitted by any governmental authority, or the amount deductible as depreciation or similar expense for Federal income tax purposes. The "amount of depreciable fixed property" (electric) is the amount by which the sum of $192,913,385, plus the aggregate gross amount of all depreciable additional property (electric) acquired or constructed by the Corporation from January 1, 1949 to the date as of which such amount is determined, exceeds the original cost of all depreciable fixed property (electric) retired during such period or released from the lien of the Mortgage.

  Upon application of the Corporation, the amount of cash at any time required to be deposited in the Replacement Fund may be reduced, and any cash previously so deposited and then held by the Bond Trustee may be withdrawn,
(1) in an amount equal to 150% of the principal amount of Bonds previously authenticated and delivered under the Mortgage, or refundable prior lien bonds, which shall be deposited with the Bond Trustee and on the basis of which the Corporation would otherwise have been entitled to the authentication and delivery of additional Bonds; and (2) in an amount equal to 150% of the principal amount of Bonds to the authentication and delivery of which the Corporation would otherwise be entitled on the basis of additional property (electric).

  Upon application of the Corporation, the Bond Trustee shall apply cash deposited in the Replacement Fund (and not theretofore withdrawn by the Corporation) to the payment, purchase or redemption of Bonds issued under the Mortgage or to the purchase of refundable prior lien bonds.

  The Corporation has never deposited any cash with the Bond Trustee pursuant to the Replacement Fund. If any cash should be deposited in the future, the Corporation has agreed not to apply such cash to the redemption of the New Bonds as long as any of the Bonds presently outstanding remain outstanding.

SECURITY

  The Mortgage creates a continuing lien to secure the payment of the principal of, and interest on, all Bonds issued thereunder, which are in all respects equally and ratably secured without preference, priority or distinction. The lien of the Mortgage covers substantially all of the properties (real, personal and mixed) and franchises of the Corporation, whether now owned or hereafter acquired, with certain exceptions, including certain after-acquired non-electric properties, cash, accounts receivable, choses in action, inventories of materials and supplies, merchandise held for sale, securities held by the Corporation, certain after-acquired property not useful in the Corporation's electric business and certain after-acquired franchises.

  The lien of the Mortgage is subject to certain permitted liens and to liens which may exist upon properties acquired subsequent to the making of the Mortgage to the extent of the amounts of prior lien bonds secured by such properties (which shall not exceed 75% of the cost or value thereof) and additions thereto.

ISSUANCE OF ADDITIONAL BONDS

  The aggregate amount of Bonds which may be issued under the Mortgage is unlimited. The Bonds of each series shall be of such denominations, date, maturity and interest rate, and may have such redemption or sinking fund provisions and such other terms as the Board of Directors of the Corporation may determine.

  Subject to the provisions of the Mortgage, additional Bonds may be authenticated and delivered in an aggregate principal amount not exceeding (1) the amount of cash deposited with the Bond Trustee therefor, (2) the amount of previously authenticated and delivered Bonds and/or refundable prior lien bonds retired or to be retired and which, with certain exceptions, are deposited with the Bond Trustee therefor, or (3) as to additional property (electric) certified to the Bond Trustee subsequent to February 18, 1949, 66 2/3% of the aggregate of the net amounts thereof.

  No additional Bonds may be authenticated and delivered under the Mortgage, other than certain types of refunding Bonds, unless the Corporation's available net earnings for twelve consecutive calendar months within the fifteen calendar months immediately preceding shall have been at least twice the amount of the annual interest charges on all Bonds outstanding under the Mortgage, including the Bonds applied for, and on all outstanding prior lien bonds not held by the Bond Trustee under the Mortgage.

  The Corporation may not apply for the authentication and delivery of any Bonds (1) in an aggregate principal amount exceeding $26 million on the basis of additional property (electric) acquired or constructed prior to January 1, 1949, or (2) on the basis of Bonds or prior lien bonds paid, purchased or redeemed prior to February 1, 1949; and the Corporation may not certify any additional property (electric) which is subject to the lien of any prior lien bonds for the purpose of establishing such prior lien bonds as refundable if the aggregate principal amount of such prior lien bonds exceeds 66 2/3% of the net amount of such additional property subject to the lien of such prior lien bonds.

RELEASE PROVISIONS

  The Mortgage permits the Corporation to dispose of certain property and take certain other action without release by the Bond Trustee, and permits mortgaged property to be released upon the deposit of cash or equivalent consideration equal to the value of the property to be released. The Mortgage contains provisions under which, in certain events and within certain limitations, cash received by the Bond Trustee (other than for the Replacement Fund or as the basis for the issuance of Bonds) shall be paid out by the Bond Trustee upon application of the Corporation.

  Cash deposited with the Bond Trustee for the Replacement Fund may be withdrawn by the Corporation as outlined under the subcaption "Replacement Fund" above. Cash deposited with the Bond Trustee as the basis for the issuance of Bonds may be withdrawn by the Corporation, upon application to the Bond Trustee, in an amount equal to the aggregate principal amount of any Bonds, the authentication and delivery of which the Corporation shall have become entitled to on the basis of additional property (electric), on the basis of Bonds previously authenticated and delivered, or on the basis of refundable prior lien bonds.

AMENDMENTS OF MORTGAGE

  Amendments of the Mortgage may be made with the consent of the holders of 66 2/3% of the Bonds; but no amendment shall affect the terms of payment of the principal at maturity of, or the interest or premium on, any Bond or affect the rights of Bondholders to sue to enforce any such payment at maturity, or reduce the percentage required to effect a valid amendment; nor shall any amendment affect the rights under the Mortgage of the holders of less than all of the series of Bonds outstanding unless consented to by the holders of 66 2/3% of the Bonds of each of the series so affected.

  The covenants to be included in the supplemental indenture for the Offered Bonds will be solely for the benefit of holders of such Offered Bonds and may be modified by written consent or affirmative vote of holders of 66 2/3% of such Offered Bonds outstanding, without consent of Bondholders of any other series.

EVENTS OF DEFAULT

  The Bond Trustee may, and upon written request by the holders of not less than a majority of the outstanding Bonds shall, declare the principal of all outstanding Bonds due upon the happening of any of the events of default specified in the Mortgage, but the holders of a majority of the outstanding Bonds may waive such default and rescind any declaration if such default has been cured. The Bond Trustee is under no obligation to exercise any of its powers at the request of any of the holders of the Bonds unless such Bondholders have offered to the Bond Trustee security or indemnity satisfactory to it against the cost, expenses and liabilities to be incurred therein or thereby. The holders of a majority in principal amount of the Bonds outstanding may direct the time, method and place of conducting any proceeding for any remedy available to the Bond Trustee, or exercising any trust or power conferred upon the Bond Trustee, and the Bond Trustee shall not be liable with respect to any action taken or omitted to be taken by it in good faith in accordance with any such direction.

  Events of default are defined in the Mortgage as including (a) default in the payment of principal, (b) default for 60 days in the payment of interest,
(c) default in the performance of any other covenants in the Mortgage continuing for a period of 60 days after notice by the Bond Trustee or by the holders of not less than 10% in principal amount of the Bonds then outstanding, and (d) certain events in bankruptcy or insolvency.

  The Corporation is required to furnish annually to the Bond Trustee a certificate in respect of compliance or non-compliance by the Corporation with the covenants of the Mortgage.

                      DESCRIPTION OF THE DEBT SECURITIES

  The Debt Securities will constitute either senior or subordinated unsecured debt of the Corporation and will be issued in one or more series under (i) an indenture (the "Senior Indenture") for senior Debt Securities (sometimes called "Senior Notes") or (ii) an indenture (the "Subordinated Indenture," and together with the Senior Indenture, the "Indentures") for subordinated Debt Securities (sometimes called "Subordinated Notes"). The Senior Indenture is to be dated as of September 1, 1998 and is to be entered into between the Corporation and The Chase Manhattan Bank, as Trustee. The Subordinated Indenture is dated as of December 1, 1997 and has been entered into between the Corporation and The Chase Manhattan Bank, as Trustee. Each of the Trustee under the Senior Indenture and the Trustee under the Subordinated Indenture is, as applicable, herein called the "Trustee." The Indentures are filed as exhibits to the Registration Statement of which this Prospectus is a part. The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the applicable Indenture or Indentures. Certain capitalized terms used herein are defined in one or both Indentures.

GENERAL

  Neither Indenture limits the aggregate principal amount of the Debt Securities issuable thereunder. Each Indenture provides that Debt Securities may be issued thereunder from time to time in one or more series pursuant to supplemental indentures or pursuant to resolutions of the Corporation's Board of Directors or a duly authorized committee thereof. The Debt Securities of any series need not be issued at the same time or bear interest at the same rate or mature on the same date.

  The Corporation conducts its non-electric operations through subsidiaries. Accordingly, the ability of the Corporation to meet its obligations under the Debt Securities will be dependent in part on the earnings and cash flows of such subsidiaries and the ability of such subsidiaries to pay dividends or to advance or repay funds to the Corporation. In addition, the rights of the Corporation and its creditors to participate in the assets of any such subsidiary upon the latter's liquidation or recapitalization will be subject to the prior claims of such subsidiary's creditors. It is anticipated that certain of the subsidiaries conducting the non-electric operations of the Corporation will incur substantial amounts of debt in the expansion of their business.

  Reference is made to the applicable Prospectus Supplement (the "Prospectus Supplement") for the following terms of any particular series of Offered Senior Notes or Offered Subordinated Notes (collectively, the "Offered Debt Securities"): (i) the title of such Debt Securities; (ii) any limit on the aggregate principal amount of such Debt Securities; (iii) the date or dates on which the principal of any of such Debt Securities will be payable or the method by which such date or dates will be determined, and the right, if any, of the Corporation to shorten or extend the date on which the principal of any Debt Securities of the series is payable and the conditions to any such change; (iv) the rate or rates at which any of such Debt Securities will bear interest, if any, or the method by which such rate or rates will be determined, and the date or dates from which any such interest will accrue;
(v) the Interest Payment Dates on which any such interest will be payable and the Regular Record Date, if any, for any such interest payable on any Interest Payment Date; (vi) if applicable, whether the interest payment periods may be extended by the Corporation and, if so, the terms of any such extension; (vii) the place or places where the principal of and any premium and interest on any of such Debt Securities will be payable if other than the principal corporate trust office of the Trustee; (viii) the obligation, if any, of the Corporation to redeem or purchase any of such Debt Securities pursuant to any sinking fund, purchase fund or analogous provision or at the option of the holder thereof and the terms and conditions on which any of such Debt Securities may be redeemed or purchased pursuant to such obligation; (ix) the denominations in which any of such Debt Securities will be issuable, if other than denominations of $1,000 or any integral multiple thereof; (x) the terms and conditions, if any, on which any of such Debt Securities may be redeemed at the option of the Corporation; (xi) if applicable, the fact that certain terms of the applicable Indenture which are described below under the caption "Defeasance and Covenant Defeasance" will not apply to any of such Debt Securities; (xii) the currency, currencies or currency units in which the principal of and any premium and interest on any of such Debt Securities will be payable, if other than U.S. dollars, and the manner of determining the equivalent thereof in U.S. dollars for any purpose; (xiii) if the principal of or any premium or interest on any of such Debt Securities is to be payable, at the election of the Corporation or the holder thereof, in one or more currencies or currency units other than those in which such Debt Securities are stated to be payable, then the currency, currencies or currency units in which such payments will be made, the terms and conditions upon which such election is to be made and the amount so payable (or the manner of determining any such amount); (xiv) the portion of the principal amount of any such Debt Securities which will be payable upon declaration of acceleration of the maturity thereof, if other than the entire principal amount thereof; (xv) whether any of such Debt Securities will be issuable in whole or in part in the form of one or more Global Securities and, if so, the identity of the depositary (the "Depositary") for any such Global Security and any provisions regarding the transfer, exchange or legending of any such Global Security if different from those described below under the caption "Global Securities";
(xvi) any addition to, change in or deletion from the Events of Default or covenants with respect to any of such Debt Securities; (xvii) any index or formula used to determine the amount of principal of or any premium or interest on any of such Debt Securities and the manner of determining any such amounts; (xviii) if the principal amount payable at the stated maturity of any of such Debt Securities will not be determinable as of any one or more dates prior to the stated maturity, the amount which will be deemed to be such principal amount as of any such date for any purpose, including the principal amount thereof which will be due and payable upon any maturity other than the stated maturity (or the manner of determining any such deemed principal amount); (xix) the subordination of such Debt Securities to any other indebtedness of the Corporation, including other series of Subordinated Notes (for series of Subordinated Notes only); and (xx) any other terms of such Debt Securities.

  Unless otherwise indicated in the Prospectus Supplement relating thereto, the Debt Securities will be issued only in fully registered form, without coupons, and no service charge will be made for any registration of transfer or exchange of Debt Securities, but the Corporation may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

  Unless otherwise indicated in the Prospectus Supplement relating thereto, the principal of and any premium and interest on the Offered Debt Securities will be payable, and the Offered Debt Securities will be exchangeable and transfers thereof will be registrable, at The Chase Manhattan Bank, 55 Water Street, New York, New York 10041, and payment of any interest due on any Offered Debt Security will be made to the Person in whose name such Offered Debt Security is registered at the close of business on the Regular Record Date for such interest.

  If the Debt Securities of a series (or of a series and specified tenor) are to be redeemed, the Corporation will not be required to (i) issue, register the transfer of, or exchange any Debt Security of that series (or of that series and specified tenor, as the case may be) during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any such Debt Security that may be selected for redemption and ending at the close of business on the day of such mailing or (ii) register the transfer of or exchange any Debt Security so selected for redemption, in whole or in part, except the unredeemed portion of any such Debt Security being redeemed in part.

  Debt Securities, including Original Issue Discount Securities, may be offered and sold at a substantial discount below their principal amount. Special United States federal income tax and other considerations, if any, applicable thereto will be described in the applicable Prospectus Supplement. In addition, certain special United States federal income tax or other considerations, if any, applicable to any Debt Securities which are denominated in a currency or currency unit other than U.S. dollars may be described in the applicable Prospectus Supplement.

  Neither Indenture contains provisions that afford any holders of Debt Securities protection in the event of a highly leveraged transaction involving the Corporation.

GLOBAL SECURITIES

  Some or all of the Debt Securities of a series may be represented in whole or in part by one or more Global Securities that will be deposited with or on behalf of one or more Depositaries.

  The specific terms of the depositary arrangement with respect to any Debt Securities of a series will be described in the Prospectus Supplement relating thereto. The Corporation anticipates that the following provisions will apply to all depositary arrangements.

  Unless otherwise specified in the Prospectus Supplement relating thereto, Debt Securities which are to be represented by a Global Security to be deposited with or on behalf of a Depositary will be represented by a Global Security registered in the name of such Depositary or its nominee. Upon the issuance of a Global Security in registered form, the Depositary for such Global Security will credit, on its book-entry registration and transfer system, the respective principal amounts of the Debt Securities represented by such Global Security to the accounts of institutions that have accounts with such Depositary or its nominee ("participants"). The accounts to be credited will be designated by the underwriters or agents of such Debt Securities or by the Corporation, if such Debt Securities are offered and sold directly by the Corporation. Ownership of beneficial interests in such Global Securities will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests by participants in such Global Securities will be shown on, and the transfer of any such ownership interest will be effected only through, records maintained by the Depositary or its nominee for such Global Security. Ownership of beneficial interests in Global Securities by persons that hold through participants will be effected only through records maintained by such participants. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

  So long as the Depositary for a Global Security, or its nominee, is the registered owner of such Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by such Global Security for all purposes under the applicable Indenture. Except as set forth below, owners of beneficial interests in the Global Security will not be entitled to have the Debt Securities represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of the Debt Securities in definitive form and will not be considered their owners or holders thereof under the applicable Indenture.

  Payment of principal of and premium and interest on Debt Securities registered in the name of or held by a Depositary or its nominee will be made in immediately available funds to the Depositary or its nominee, as the case may be, as the registered owner or the holder of the Global Security representing such Debt Securities. None of the Corporation, the Trustee, any Paying Agent or the Security Registrar for such Debt Securities will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in a Global Security for such Debt Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

  The Corporation expects that a Depositary for Debt Securities of a series, upon receipt of any payment of principal or any premium or interest in respect of a Global Security, will credit immediately participants' accounts with payment in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security as shown on the records of such Depositary. The Corporation also expects that payments by participants to owners of beneficial interests in such Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in "street name," and will be the responsibility of such participants.

  A Global Security may not be transferred in whole or in part except by the Depositary for such Global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. If a Depositary for Debt Securities of a series is at any time unwilling or unable to continue as Depositary and a successor Depositary is not appointed by the Corporation within 90 days or if at any time the Depositary ceases to be a clearing agency registered under the Exchange Act when the Depositary is required to be registered to act as such Depositary and no successor is appointed by the Corporation within 90 days, then the Corporation will issue Debt Securities in definitive registered form in exchange for the Global Security or Global Securities representing such Debt Securities. In addition, the Corporation may at any time determine not to have any Debt Securities represented by one or more Global Securities and, in such event, will issue Debt Securities in definitive registered form in exchange for the Global Securities representing such Debt Securities. In any such instance, an owner of a beneficial interest in a Global Security will be entitled to physical delivery in definitive form of Debt Securities represented by such Global Security equal in principal amount to such beneficial interest and to have such Debt Securities registered in its name.

REDEMPTION

  Any terms and conditions for the optional or mandatory redemption of any Offered Debt Securities will be set forth in the applicable Prospectus Supplement. Except as otherwise provided in the applicable Prospectus Supplement, Debt Securities that are redeemable by the Corporation may be redeemed, subject to the subsequent sentence, only upon notice mailed not less than 30 nor more than 60 days prior to the date fixed for redemption. With certain exceptions, a notice of redemption at the option of the Corporation may state that such redemption will be conditional upon receipt by the Trustee or any applicable Paying Agent or Agents, on or prior to the date fixed for such redemption, of money sufficient to pay the principal of and any premium and interest on such Debt Securities and that if such money has not been so received, such notice will be of no force and effect and the Corporation will not be required to redeem such Debt Securities.

CONSOLIDATION, MERGER, CONVEYANCE OR TRANSFER

  Each Indenture provides that the Corporation may consolidate or merge with or into another corporation or other entity of a sort specified in such Indenture, or convey or transfer its properties and assets as an entirety or substantially as an entirety to any such entity, provided that the successor, if any, assumes by supplemental indenture the Corporation's obligations under such Indenture and the Debt Securities issued thereunder and the Corporation delivers an officers' certificate and an opinion of counsel to the Trustee stating that all conditions precedent in such Indenture relating to such consolidation, merger, conveyance or transfer have been complied with. Upon the assumption by the successor of the Corporation's obligations under the applicable Indenture and the Debt Securities issued thereunder, and the satisfaction of any other condition precedent provided for in such Indenture, the successor will succeed to and be substituted for the Corporation under such Indenture and the Corporation will be relieved of its obligations under such Indenture and the Debt Securities issued thereunder.

MODIFICATION; WAIVER

  Each Indenture provides that modifications and amendments thereof may be made by the Corporation and the Trustee with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding Debt Securities of all series of Debt Securities affected thereby (voting as one class); provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding Debt Security affected thereby,
(a) change the stated maturity of the principal of, or any installment of principal of or interest on, any Debt Security; (b) reduce the principal amount of, or the rate of interest on, or any premium payable upon the redemption of, any Debt Security or reduce the amount of principal of any Debt Security which would be due and payable upon acceleration of the maturity thereof; (c) change the currency of payment of principal of, or any premium or interest on, any Debt Security; (d) impair the right to institute suit for the enforcement of any such payment on any Debt Security on or after the stated maturity thereof (or date of redemption); (e) reduce the percentage in principal amount of Debt Securities of any series, the consent of whose holders is required to modify or amend such Indenture, to waive compliance with certain provisions of such Indenture or to waive certain defaults; or (f) with certain exceptions, modify the above provisions or the sections of the applicable Indenture governing waiver of certain covenants and past defaults. In addition, the Corporation and the Trustee may execute, without the consent of any holders of the Debt Securities issued under such Indenture, indentures supplemental to such Indenture for certain other purposes, including for the purpose of creating a new series of Debt Securities thereunder.

  The holders of not less than a majority in aggregate principal amount of the outstanding Debt Securities of any series may waive, insofar as that series is concerned, compliance by the Corporation with certain restrictive provisions of the Indenture under which such Debt Securities were issued. The holders of not less than a majority in aggregate principal amount of the outstanding Debt Securities of all series under the applicable Indenture with respect to which a default has occurred and is continuing (voting as one class) may waive any past default under the Indenture under which such Debt Securities were issued with respect to all such series, except a default in the payment of principal of, or any premium or interest on any Debt Security of such series or in respect of a covenant or provision under such Indenture which cannot be modified or amended without the consent of the holder of each outstanding Debt Security affected thereby.

  The Subordinated Indenture may not be amended to alter the subordination of any of the outstanding Subordinated Notes without the written consent of each holder of Senior Indebtedness then outstanding that would be adversely affected thereby.

EVENTS OF DEFAULT

  The following will be Events of Default under each Indenture with respect to Debt Securities of any series issued thereunder (unless inapplicable to the particular series, or otherwise modified or deleted in an indenture supplemental to such Indenture, as set forth in the applicable Prospectus Supplement): (a) failure to pay principal of or any premium on any Debt Security of that series when due; (b) failure to pay any interest on any Debt Security of that series when due, continued for 60 days; provided, however, that the date on which such payment is due and payable shall be the date on which the Corporation is required to make payment following any deferral of payments of interest by the Corporation pursuant to the terms of such Debt Securities; (c) failure to make any sinking fund payment when and as due by the terms of any Debt Security of that series, continued for 60 days; (d) failure to perform any covenant of the Corporation in the applicable Indenture (other than a covenant which has expressly been included in such Indenture solely for the benefit of series of Debt Securities other than that series), continued for 90 days after written notice has been given by the Trustee or the holders of at least 33% in principal amount of the outstanding Debt Securities of that series (unless such time period is extended by the Trustee or by the Trustee and the holders of a principal amount of Debt Securities of that series not less than the principal amount of Debt Securities the holders of which had given such notice of default; provided, however, that the Trustee, or the Trustee and such holders, as the case may be, will be deemed to have agreed to such an extension if corrective action is initiated, and is being diligently pursued, by the Corporation, as further provided in the applicable Indenture); (e) certain events in bankruptcy, insolvency or reorganization; and (f) any other Event of Default provided with respect to Debt Securities of that series.

  If an Event of Default with respect to Debt Securities of a series occurs and is continuing, then the Trustees or the holders of not less than 33% in principal amount of the outstanding Debt Securities of that series may, by a notice in writing to the Corporation (and to the Trustee if given by holders), declare to be immediately due and payable the principal amount (or, if any Debt Securities of that series are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of the series) of all Debt Securities of that series. However, at any time after such a declaration of acceleration with respect to Debt Securities of any series has been made and before a judgment or decree for payment of the money due has been obtained by the Trustee, the Event of Default giving rise to such declaration of acceleration will, without further act, be deemed to have been waived, and such declaration will be deemed to have been rescinded, if (i) the Corporation has paid or deposited with the Trustee a sum sufficient to pay all overdue interest on the Debt Securities of such series, the principal of and any premium on the Debt Securities of such series which have become due otherwise than by such declaration of acceleration and interest thereon at the rate or rates prescribed therefor in such Debt Securities, interest on overdue interest at the rate or rates prescribed therefor in the Debt Securities of such series (to the extent permitted by applicable law), and all amounts due to the Trustee under the applicable Indenture, and (ii) all Events of Default with respect to the Debt Securities of such series (other than the nonpayment of the principal of the Debt Securities of such series which has become due solely by such declaration of acceleration) have been cured or waived. Reference is made to the Prospectus Supplement relating to any series of Debt Securities which are Original Issue Discount Securities for the particular provisions relating to acceleration of a portion of the principal amount of such Original Issue Discount Securities upon the occurrence of an Event of Default and the continuation thereof.

  Subject to the provisions of each Indenture relating to the duties of the Trustee in case an Event of Default occurs and is continuing, each Indenture provides that the Trustee will be under no obligation to exercise any of its rights or powers under such Indenture at the request or direction of any of the holders unless such holders shall have offered to the Trustee reasonable indemnity against the costs, expenses and liabilities which might be incurred thereby. Subject to such provisions for indemnification and certain other rights of the Trustee, the holders of a majority in principal amount of the outstanding Debt Securities of any series have the right to direct the time, method and place of conducting any proceedings for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Debt Securities of that series. The Trustee may withhold notice to the holders of Debt Securities of any series of any default (except in payment of principal or interest) with respect to such series of Debt Securities, if it in good faith considers it in the interest of such holders to do so.

  No holder of a Debt Security of any series will have any right to institute any proceeding with respect to the Indenture under which such Debt Security was issued or for any remedy thereunder unless such holder has previously given to the Trustee written notice of a continuing Event of Default with respect to the Debt Securities of that series and unless the holders of not less than a majority in principal amount of the outstanding Debt Securities of that series have made such written request, and offered reasonable indemnity, to the Trustee to institute such proceeding, and the Trustee has not received from the holders of a majority in principal amount of the outstanding Debt Securities of that series a direction inconsistent with such request and has failed to institute such proceeding within 60 days after receipt of such notice and offer of indemnity. Notwithstanding the foregoing, the holder of any Debt Security will have an absolute and unconditional right to receive payment of the principal of and any premium and, subject to certain limitations, interest on such Debt Security on the stated maturity thereof (or, in the case of redemption, on the Redemption Date) and to institute suit for the enforcement of any such payment.

  The Corporation is required to furnish annually to the Trustee for each Indenture an officers' certificate to the effect that, to the best knowledge of the officers providing such certificate, the Corporation is not in default in the performance and observance of any terms, provisions or conditions of such Indenture or, if there has been such a default, specifying each such default and the status thereof.

NEGATIVE PLEDGE

  The Senior Indenture provides that the Corporation will not, while any of the Senior Notes remain outstanding, create, or suffer to be created or to exist, any mortgage, lien, pledge, security interest or other encumbrance of any kind upon any property of the Corporation, whether owned on or acquired after the date of the Senior Indenture, to secure any indebtedness for borrowed money of the Corporation, unless it makes effective provision whereby the Senior Notes then outstanding will be secured by such mortgage, lien, pledge, security interest or other encumbrance equally and ratably with any and all indebtedness for borrowed money thereby secured so long as any such indebtedness shall be so secured; provided, however, that the Corporation will not be precluded from creating, or from suffering to be created or to exist, any mortgages, liens, pledges, security interests or other encumbrances, or any agreements, with respect to (i) purchase money mortgages, or other purchase money liens, pledges, security interests or encumbrances of any kind upon property acquired after the date of the Senior Indenture by the Corporation, or mortgages, liens, pledges, security interests or other encumbrances of any kind existing on any property at the time of the acquisition thereof (including mortgages, liens, pledges, security interests or other encumbrances which exist on any property of a Person which is consolidated with or merged with or into the Corporation or which transfers or leases all or substantially all of its properties to the Corporation), or conditional sales agreements or other title retention agreements and leases in the nature of title retention agreements with respect to any property acquired after the date of the Senior Indenture; provided, however, that no such mortgage, lien, pledge, security interest or other encumbrance will extend to or cover any other property of the Corporation; (ii) mortgages, liens, pledges, security interests or other encumbrances of any kind upon any property of the Corporation existing as of the date of the initial issuance of the Senior Notes; liens for taxes or assessments or other governmental changes or levies; pledges or deposits to secure obligations under workers' compensation laws, unemployment insurance and other social security legislation, including liens of judgments thereunder which are not currently dischargeable; pledges or deposits to secure performance in connection with bids, tenders, contracts (other than contracts for the payment of money) or leases to which the Corporation is a party; pledges or deposits to secure public or statutory obligations of the Corporation; builders', materialmen's, mechanics', carriers', warehousemen's, workers', repairmen's, operators', landlords' or other like liens in the ordinary course of business, or deposits to obtain the release of such liens; pledges or deposits to secure, or in lieu of, surety, stay, appeal, indemnity, customs, performance or return-of-money bonds; other pledges or deposits for similar purposes in the ordinary course of business; liens created by or resulting from any litigation or proceeding which at the time is being contested in good faith by appropriate proceedings; liens incurred in connection with the issuance of bankers' acceptances and lines of credit, bankers' liens or rights of offset and any security given in the ordinary course of business to banks or others to secure any indebtedness payable on demand or maturing within 12 months of the date that such indebtedness is originally incurred; the "permitted liens" specified in
Section 2.07 of the Mortgage; liens incurred in connection with repurchase, swap or other similar agreements (including, without limitation, commodity price, currency exchange and interest rate protection agreements); leases made, or existing on property acquired, in the ordinary course of business; liens securing industrial revenue or pollution control bonds; liens, pledges, security interests or other encumbrances on any property arising in connection with any defeasance, covenant defeasance or in-substance defeasance of indebtedness of the Corporation, including the Senior Notes; liens created in connection with, and created to secure, a non-recourse obligation; zoning restrictions, easements, licenses, rights-of-way, restrictions on the use of property or minor irregularities in title thereto, which do not, in the opinion of the Corporation, materially impair the use of such property in the operation of the business of the Corporation or the value of such property for the purpose of such business; (iii) Bonds issued or to be issued from time to time under the Mortgage; (iv) indebtedness which may be issued by the Corporation in connection with a consolidation or merger of the Corporation with or into any other Person (which may be an affiliate of the Corporation) in exchange for or otherwise in substitution for secured indebtedness of such Person ("Third Party Debt") which by its terms (1) is secured by a mortgage on all or a portion of the property of such Person, (2) prohibits secured indebtedness from being incurred by such Person, unless the Third Party Debt shall be secured equally and ratably with such secured indebtedness or (3) prohibits secured indebtedness from being incurred by such Person; (v) indebtedness of any Person which is required to be assumed by the Corporation in connection with a consolidation or merger of such Person, with respect to which any property of the Corporation is subjected to a mortgage, lien, pledge, security interest or other encumbrance; (vi) mortgages, liens, pledges, security interests or other encumbrances of any kind upon any property acquired, constructed, developed or improved by the Corporation (whether alone or in association with others) after the date of the Senior Indenture which are created prior to, at the time of, or within 18 months after such acquisition (or in the case of property constructed, developed or improved, after the completion of such construction, development or improvement and commencement of full commercial operation of such property, whichever is later) to secure or provide for the payment of any part of the purchase price or cost thereof, provided that in the case of such construction, development or improvement the mortgages, liens, pledges, security interests or other encumbrances shall not apply to any property theretofore owned by the Corporation other than theretofore unimproved real property; (vii) the replacement, extension or renewal (or successive replacements, extensions or renewals), as a whole or in part, of any mortgage, lien, pledge, security interest or other encumbrance, or of any agreement, referred to above in clauses (i) through (vi) inclusive, or the replacement, extension or renewal (not exceeding the principal amount of indebtedness secured thereby together with any premium, interest, fee or expense payable in connection with any such replacement, extension or renewal) of the indebtedness secured thereby; provided that such replacement, extension or renewal is limited to all or a part of the same property that secured the mortgage, lien, pledge, security interest or other encumbrance replaced, extended or renewed (plus improvements thereon or additions or accessions thereto); or (viii) any other mortgage, lien, pledge, security interest or other encumbrance not excepted by the foregoing clauses (i) through (vii); provided that immediately after the creation or assumption of such mortgage, lien, pledge, security interest or other encumbrance, the aggregate principal amount of indebtedness for borrowed money of the Corporation secured by all mortgages, liens, pledges, security interests and other encumbrances created or assumed under the provisions of clause (viii) will not exceed an amount equal to 10% of common stockholders' equity of the Corporation as shown on its consolidated balance sheet for the accounting period occurring immediately prior to the creation or assumption of such mortgage, lien, pledge, security interest or other encumbrance.

DEFEASANCE AND COVENANT DEFEASANCE

  Unless otherwise provided in the Prospectus Supplement for a series of Debt Securities, the Corporation may cause itself (subject to the terms of the Indenture under which such Debt Securities were issued) to be (i) discharged from its obligations (with certain exceptions) with respect to any Debt Securities or series of Debt Securities ("Defeasance") and/or (ii) released from its obligations under any covenants expressly established in respect of any Debt Securities or series of Debt Securities and, with respect to any Debt Securities or series issued under the Senior Indenture, from the obligations, if applicable, described above under the caption "Negative Pledge" with respect to any such Debt Securities ("Covenant Defeasance"), on and after the date certain conditions set forth in such Indenture are satisfied. Such conditions include the irrevocable deposit with the Trustee, in trust for such purpose, of money and/or Government Obligations (as such term is defined in the applicable Indenture), which through the scheduled payment of principal and interest thereon will provide moneys in an amount sufficient to pay the principal of and any premium and interest on such Debt Securities on the stated maturities of such payments or upon redemption.

  Defeasance by the Corporation with respect to any Debt Securities of a series is permitted under certain circumstances under each Indenture notwithstanding the Corporation's prior Covenant Defeasance with respect to Debt Securities of that series. Following a Defeasance, payment of any of such Debt Securities may not be accelerated because of an Event of Default (as defined in the applicable Indenture). Following a Covenant Defeasance, payment of Debt Securities may not be accelerated under the applicable Indenture by reference to the covenants noted under clause (ii) above. However, if such an acceleration were to occur, the realizable value at the acceleration date of the money and Government Obligations in the defeasance trust could be less than the principal and interest then due on such Debt Securities, in that the required deposit in the defeasance trust is based upon scheduled cash flows rather than market value, which will vary depending upon interest rates and other factors.

  Under current United States federal income tax law, the Defeasance contemplated in the preceding paragraphs would be treated as an exchange of the relevant Debt Securities in which holders of Debt Securities might recognize gain or loss. In addition, thereafter, the amount, timing and character of amounts that holders would be required to include in income might be different from that which would be includable in the absence of such Defeasance. Prospective investors are urged to consult their own tax advisors as to the specific consequences of a Defeasance, including the applicability and effect of tax laws other than the United States federal income tax laws.

  Under current United States federal income tax law, unless accompanied by other changes in the terms of the Debt Securities, Covenant Defeasance should not be treated as a taxable exchange.

SUBORDINATION OF SUBORDINATED NOTES

  The Subordinated Indenture provides that, unless otherwise provided for a series of Subordinated Notes, the Subordinated Notes of any series will be subordinate in right of payment, to the extent and in the manner set forth in the Subordinated Indenture, to all Senior Indebtedness. The Subordinated Indenture defines "Senior Indebtedness" to mean, with respect to any series of Subordinated Notes, the principal of, and premium, if any, and interest on and any other payment in respect of indebtedness due pursuant to any of the following, whether outstanding at the date of execution of the Subordinated Indenture or thereafter incurred, created or assumed: (a) all indebtedness of the Corporation evidenced by notes, debentures, bonds or other securities sold by the Corporation for money or other obligations for money borrowed, (b) all indebtedness of others of the kinds described in the preceding clause (a) assumed by or guaranteed in any manner by the Corporation or in effect guaranteed by the Corporation through an agreement to purchase, contingent or otherwise, and (c) all renewals, extensions or refundings of indebtedness of the kinds described in either of the preceding clauses (a) and (b), unless, in the case of any particular indebtedness, renewal, extension or refunding, the instrument creating or evidencing the same or the assumption or guarantee of the same by its terms provides that such indebtedness, renewal, extension or refunding is not superior in right of payment to or is pari passu with such Subordinated Notes.

  In the event, subject to certain exceptions specified in the Subordinated Indenture, (a) of any payment by, or distribution of assets of, the Corporation to creditors upon any dissolution, winding-up, liquidation or reorganization of the Corporation, whether in bankruptcy, insolvency or other proceedings, or (b) that (i) a default (beyond any period of grace) shall have occurred and be continuing with respect to the payment of principal, interest or any other monetary amounts due and payable on any Senior Indebtedness or
(ii) the maturity of any Senior Indebtedness shall have been accelerated because of a default with respect to such Senior Indebtedness, then the holders of all Senior Indebtedness shall be entitled to receive payment, in the case of (a) above, of all amounts due or to become due upon all Senior Indebtedness, and, in the case of (b) above, of all amounts due thereon, or provision shall be made for such payment, before the holders of the Subordinated Notes are entitled to receive payments of principal or interest on such Subordinated Notes.

  As of June 30, 1998, approximately $3,977,766,000 of Senior Indebtedness was outstanding. The Subordinated Indenture does not restrict the amount of Senior Indebtedness that may be issued by the Corporation.

                            CONCERNING THE TRUSTEE

  The Chase Manhattan Bank is the Bond Trustee under the Mortgage and the Trustee under each of the Indentures. The Corporation and certain of its affiliates maintain deposit accounts and banking relationships with The Chase Manhattan Bank.

  The occurrence of a default under the Mortgage, the Subordinated Indenture or the Senior Indenture with respect to one or more series of Bonds or Debt Securities could create a conflicting interest for the Bond Trustee, the Trustee under the Senior Indenture or the Trustee under the Subordinated Indenture, as the case may be, under the Trust Indenture Act of 1939, as amended (the "1939 Act"). If such default has not been cured or waived within 90 days after such Trustee has or acquires a conflicting interest, such Trustee generally would be required by the 1939 Act to eliminate such conflicting interest or resign as Trustee with respect to the Bonds issued under the Mortgage or the Debt Securities issued under the Senior Indenture or the Subordinated Indenture, as the case may be. In the event of the Trustee's resignation, the Corporation shall promptly appoint a successor Trustee with respect to the affected securities.

                             PLAN OF DISTRIBUTION

  The Offered Securities may be sold (i) by selecting and negotiating with a managing underwriter or underwriters for the sale, (ii) directly to a limited number of purchasers or to a single purchaser or (iii) through agents.

  The Prospectus Supplement will set forth the manner and terms of the offering of the related Offered Securities, including the name or names of any underwriters, dealers or agents, the purchase price or prices of the Offered Securities, the proceeds to the Corporation from the sale of the Offered Securities, any initial public offering price, any underwriting discount or commission and any discounts, concessions or commissions allowed or reallowed or paid by any underwriter to other dealers. Any initial public offering price and any discounts, concessions or commissions allowed or reallowed or paid to dealers may be changed from time to time. Unless otherwise indicated in the Prospectus Supplement, any agent will be acting on a best efforts basis for the period of its appointment.

  Underwriters, dealers and agents who participate in the distribution of the Offered Securities, and their officers, directors and controlling persons, may be entitled under agreements to be entered into with the Corporation to indemnification by the Corporation against certain liabilities, including liabilities under the Act.

  Unless otherwise set forth in the Prospectus Supplement, the obligations of any underwriter or underwriters to purchase the related Offered Securities will be subject to certain conditions precedent and such underwriter or underwriters with respect to the sale of such Offered Securities will be obligated to purchase all of such Offered Securities if any are purchased.

  The Prospectus Supplement will set forth any planned listing of the related Offered Securities on a national securities exchange and will indicate whether any underwriters, dealers or agents intend to make a market in the Offered Securities as permitted by applicable laws and regulations. No assurance can be given as to the liquidity of or the trading market for the Offered Securities.

                                    EXPERTS

  The consolidated financial statements of the Corporation as of December 31, 1997, included in the Corporation's annual report on Form 10-K, which are incorporated herein by reference, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated herein by reference. The consolidated financial statements of the Corporation and its subsidiaries, except PanEnergy Corp and subsidiaries as of December 31, 1996 and for each of the two years in the period ended December 31, 1996, included in the Corporation's annual report on Form 10-K for the year ended December 31, 1997, which are incorporated herein by reference, have been audited by Deloitte & Touche LLP, as stated in their report which is incorporated herein by reference. The financial statements of PanEnergy Corp and subsidiaries (consolidated with those of the Corporation) as of December 31, 1996 and for each of the two years in the period ended December 31, 1996 have been audited by KPMG Peat Marwick LLP, independent auditors, as stated in their report incorporated by reference herein. Such financial statements of the Corporation and its consolidated subsidiaries are incorporated herein in reliance upon the respective reports of such firms given upon their authority as experts in accounting and auditing.

                                LEGAL OPINIONS

  The validity of the Offered Securities will be passed upon for the Corporation by Robert S. Lilien, Esq., Charlotte, North Carolina, and by Dewey Ballantine LLP, New York, New York, and will be passed upon for any agents, dealers or underwriters by counsel named in the applicable Prospectus Supplement. In giving its opinion, Dewey Ballantine LLP may rely as to matters of North Carolina law upon the opinion of Mr. Lilien, who is a Vice President and the General Counsel, Corporate and Energy Services, of the Corporation. As of July 31, 1998, Mr. Lilien was the beneficial owner of 1,109 shares of Common Stock of the Corporation, and of options to purchase 9,800 shares of Common Stock of the Corporation, none of which options is currently exercisable.

                                     (LOGO)

                                   PART II.

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION (ESTIMATED):

      SEC Filing Fee.................................................. $    --
      Trustee Fees....................................................  140,000
      Printing and Engraving Costs....................................  190,000
      Legal Fees and Expenses.........................................  190,000
      Accounting Fees.................................................   35,000
      Blue Sky Fees and Expenses......................................   10,000
      Rating Agency Fees..............................................  230,000
      Miscellaneous...................................................    5,000
                                                                       --------
        Total......................................................... $800,000
                                                                       ========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Sections 55-8-50 through 55-8-58 of the North Carolina Business Corporation Act and the By-Laws of the registrant permit indemnification of the registrant's directors and officers in a variety of circumstances, which may include liabilities under the Securities Act of 1933 ("Act"). In addition, the registrant has purchased insurance permitted by the law of North Carolina on behalf of directors, officers, employees or agents which may cover liabilities under the Act.

ITEM 16. EXHIBITS.

  Exhibits filed herewith:

     EXHIBIT
     NUMBER
    ---------
     1-A      --Form of Underwriting Agreement relating to the New Bonds.
     1-B      --Form of Underwriting Agreement relating to the Senior Notes.
     1-C      --Form of Underwriting Agreement relating to the Subordinated
                Notes.
     1-D      --Form of Calculation Agent Agreement relating to the Senior
                Notes.
     4-B-81   --Form of Supplemental Indenture relating to the New Bonds.
     4-D-1    --Form of Senior Indenture from registrant to The Chase Manhattan
                Bank relating to the Senior Notes.
     4-D-1(A) --Form of Supplemental Indenture relating to the Senior Notes.
     4-D-2    --Subordinated Indenture from registrant to The Chase Manhattan
                Bank, dated as of December 1, 1997, relating to the Subordinated
                Notes.
     4-D-2(A) --Form of Supplemental Indenture relating to the Subordinated
                Notes.
    12        --Computation of Ratio of Earnings to Fixed Charges.
    23(A)-1   --Consent of Deloitte & Touche LLP.
    23(A)-2   --Consent of KPMG Peat Marwick LLP.
    24(A)     --Copy of power of attorney authorizing Richard J. Osborne to sign the registration statement on behalf of R.B. Priory as
                Chairman of the Board and Chief Executive Officer of registrant.

  Exhibits incorporated herein by reference:

    EXHIBIT
    NUMBER
    -------
     4-A-1  --Form of the New Bonds will be substantially as set forth on pages
             7 through 12 of Exhibit 4-B-81 hereto.
     4-B-1  --First and Refunding Mortgage from registrant to Guaranty Trust
             Company of New York, Trustee, dated as of December 1, 1927 (filed with Form S-1, File No. 2-7224, effective October 15, 1947, as
             Exhibit 7 (a)).
     4-B-2  --Supplemental Indenture, dated as of March 12, 1930, supplementing said Mortgage (filed with Form S-1, File No. 2-7224, effective
             October 15, 1947, as Exhibit 7(b)).
     4-B-3  --Supplemental Indenture, dated as of July 1, 1935, supplementing said Mortgage (filed with Form S-1, File No. 2-7224, effective
             October 15, 1947, as Exhibit 7 (c)).
     4-B-4  --Supplemental Indenture, dated as of December 1, 1935, supplementing said Mortgage (filed with Form S-1, File No. 2-7224, effective October 15, 1947, as Exhibit 7 (d)).
     4-B-5  --Supplemental Indenture, dated as of September 1, 1936, supplementing said Mortgage (filed with Form S-1, File No. 2-7224, effective October 15, 1947, as Exhibit 7(e)).
     4-B-6  --Supplemental Indenture, dated as of January 1, 1941, supplementing said Mortgage (filed with Form S-1, File No. 2-7224, effective October 15, 1947, as Exhibit 7(f)).
     4-B-7  --Supplemental Indenture, dated as of April 1, 1944, supplementing said Mortgage (filed with Form S-1, File No. 2-7224, effective
             October 15, 1947, as Exhibit 7 (g)).
     4-B-8  --Supplemental Indenture, dated as of September 1, 1947, supplementing said Mortgage (filed with Form S-1, File No. 2-7224, effective October 15, 1947, as Exhibit 7(h)).
     4-B-9  --Supplemental Indenture, dated as of September 8, 1947, supplementing said Mortgage (filed with Form S-1, File No. 2-
             10401, effective August 21, 1953, as Exhibit 4-B-9).
     4-B-10 --Supplemental Indenture, dated as of February 1, 1949, supplementing said Mortgage (filed with Form S-1, File No. 2-7808, effective February 3, 1949, as Exhibit 7(j)).
     4-B-11 --Supplemental Indenture, dated as of March 1, 1949, supplementing said Mortgage (filed with Form S-1, File No. 2-8877, effective
             April 6, 1951, as Exhibit 7(k)).
     4-B-12 --Supplemental Indenture, dated as of April 1, 1951, supplementing said Mortgage (filed with Form S-1, File No. 2-8877, effective
             April 6, 1951, as Exhibit 7 (l)).
     4-B-13 --Supplemental Indenture, dated as of September 1, 1953, supplementing said Mortgage (filed with Form S-1, File No. 2-
             10401, effective August 21, 1953, as Exhibit 4-B-13).
     4-B-14 --Supplemental Indenture, dated as of October 1, 1954, supplementing said Mortgage (filed with Form S-9, File No. 2-
             11297, effective December 30, 1954, as Exhibit 2-B-14)
     4-B-15 --Supplemental Indenture, dated as of January 1, 1955, supplementing said Mortgage (filed with Form S-9, File No. 2-
             11297, effective December 30, 1954, as Exhibit 2-B-15).
     4-B-16 --Supplemental Indenture, dated as of May 1, 1956, supplementing said Mortgage (filed with Form S-9, File No. 2-12402, effective
             April 26, 1956, as Exhibit 2-B-16).
     4-B-17 --Supplemental Indenture, dated as of January 1, 1960, supplementing said Mortgage (filed with Form 10, effective June
             29, 1961, as Exhibit 3-B-18).
     4-B-18 --Supplemental Indenture, dated as of February 1, 1960, supplementing said Mortgage (filed with Form 10, effective June
             29, 1961, as Exhibit 3-B-19).
     4-B-19 --Supplemental Indenture, dated as of February 1, 1962, supplementing said Mortgage (filed with Form S-9, File No. 2-
             20577, effective August 16, 1962, as Exhibit 2-B-20).

    EXHIBIT
    NUMBER
    -------
     4-B-20 --Supplemental Indenture, dated as of August 1, 1962, supplementing said Mortgage (filed with Form S-1, File No. 2-25367, effective
             August 23, 1966, as Exhibit 4-B-19).
     4-B-21 --Supplemental Indenture, dated as of June 15, 1964, supplementing said Mortgage (filed with Form S-1, File No. 2-25367, effective
             August 23, 1966, as Exhibit 4-B-20).
     4-B-22 --Supplemental Indenture, dated as of February 1, 1965, supplementing said Mortgage (filed with Form S-1, File No. 2-
             25367, effective August 23, 1966, as Exhibit 4-B-21).
     4-B-23 --Supplemental Indenture, dated as of April 1, 1967, supplementing said Mortgage (filed with Form S-9, File No. 2-28023, effective
             February 15, 1968, as Exhibit 2-B-25).
     4-B-24 --Supplemental Indenture, dated as of February 1, 1968, supplementing said Mortgage (filed with Form S-9, File No. 2-
             31304, effective January 21, 1969, as Exhibit 2-B-26).
     4-B-25 --Supplemental Indenture, dated as of February 1, 1969, supplementing said Mortgage (filed with Form S-7, File No. 2-
             34289, effective August 27, 1969, as Exhibit 2-B-27).
     4-B-26 --Supplemental Indenture, dated as of September 1, 1969, supplementing said Mortgage (filed with Form S-7, File No. 2-
             36095, effective February 16, 1970, as Exhibit 2-B-39).
     4-B-27 --Supplemental Indenture, dated as of March 1, 1970, supplementing said Mortgage (filed with Form S-7, File No. 2-37953, effective
             July 28, 1970, as Exhibit 2-B-42).
     4-B-28 --Supplemental Indenture, dated as of August 1, 1970, supplementing said Mortgage (filed with Form S-7, File No. 2-39451, effective
             March 4, 1971, as Exhibit 2-B-28).
     4-B-29 --Supplemental Indenture, dated as of March 1, 1971, supplementing said Mortgage (filed with Form S-7, File No. 2-42404, effective
             December 7, 1971, as Exhibit 2-B-29).
     4-B-30 --Supplemental Indenture, dated as of December 1, 1971, supplementing said Mortgage (filed with Form S-7, File No. 2-
             43122, effective March 7, 1972, as Exhibit 2-B-30).
     4-B-31 --Supplemental Indenture, dated as of April 1, 1972, supplementing said Mortgage (filed with Form S-7, File No. 2-46208, effective
             November 20, 1972, as Exhibit 2-B-31).
     4-B-32 --Supplemental Indenture, dated as of December 1, 1972, supplementing said Mortgage (filed with Form S-7, File No. 2-
             48058, effective June 5, 1973, as Exhibit 2-B-32).
     4-B-33 --Supplemental Indenture, dated as of June 1, 1973, supplementing said Mortgage (filed with Form S-7, File No. 2-49333, effective
             November 5, 1973, as Exhibit 2-B-33).
     4-B-34 --Supplemental Indenture, dated as of November 1, 1973, supplementing said Mortgage (filed with Form S-7, File No. 2-
             50493, effective April 25, 1974, as Exhibit 2-B-34).
     4-B-35 --Supplemental Indenture, dated as of May 1, 1974, supplementing said Mortgage (filed with Form S-7, File No. 2-52669, effective
             February 11, 1975, as Exhibit 2-B-35).
     4-B-36 --Supplemental Indenture, dated as of February 1, 1975, supplementing said Mortgage (filed with Form S-7, File No. 2-
             57118, effective October 5, 1976, as Exhibit 2-B-36).
     4-B-37 --Supplemental Indenture, dated as of July 1, 1975, supplementing said Mortgage (filed with Form S-7, File No. 2-57118, effective
             October 5, 1976, as Exhibit 2-B-37).
     4-B-38 --Supplemental Indenture, dated as of October 1, 1976, supplementing said Mortgage (filed with Form S-7, File No. 2-
             59494, effective August 10, 1977, as Exhibit 2-B-38).
     4-B-39 --Supplemental Indenture, dated as of September 1, 1977, supplementing said Mortgage (filed with Form S-7, File No. 2-
             61995, effective July 26, 1978, as Exhibit 2-B-39).
     4-B-40 --Supplemental Indenture, dated as of August 1, 1978, supplementing said Mortgage (filed with Form S-7, File No. 2-64541, effective
             June 7, 1979, as Exhibit 2-B-40).

    EXHIBIT
    NUMBER
    -------
     4-B-41 --Supplemental Indenture, dated as of June 1, 1979, supplementing said Mortgage (filed with Form S-7, File No. 2-65371, effective
             October 2, 1979, as Exhibit 2-B-41).
     4-B-42 --Supplemental Indenture, dated as of October 1, 1979, supplementing said Mortgage (filed with Form S-7, File No. 2-
             66659, effective March 12, 1980, as Exhibit 2-B-42).
     4-B-43 --Supplemental Indenture, dated as of March 1, 1980, supplementing said Mortgage (filed with Form S-16, File No. 2-68571, effective
             August 19, 1980, as Exhibit 2-B-43).
     4-B-44 --Supplemental Indenture, dated as of August 1, 1980, supplementing said Mortgage (filed with Form S-16, File No. 2-75951, effective
             February 23, 1982, as Exhibit 2-B-44).
     4-B-45 --Supplemental Indenture, dated as of March 1, 1982, supplementing said Mortgage (filed with Form S-3, File No. 2-78882, effective
             August 30, 1982, as Exhibit 4-B-45).
     4-B-46 --Supplemental Indenture, dated as of September 1, 1982, supplementing said Mortgage (filed with Form S-3, File No. 2-
             95931, effective April 1, 1985, as Exhibit 4-B-46).
     4-B-47 --Supplemental Indenture, dated as of May 1, 1983, supplementing said Mortgage (filed with Form S-3, File No. 2-95931, effective
             April 1, 1985, as Exhibit 4-B-47).
     4-B-48 --Supplemental Indenture, dated as of September 1, 1983, supplementing said Mortgage (filed with Form S-3, File No. 2-
             95931, effective April 1, 1985, as Exhibit 4-B-48).
     4-B-49 --Supplemental Indenture, dated as of September 1, 1984, supplementing said Mortgage (filed with Form S-3, File No. 2-
             95931, effective April 1, 1985, as Exhibit 4-B-49).
     4-B-50 --Supplemental Indenture, dated as of March 1, 1985, supplementing said Mortgage (filed with Form S-3, File No. 2-95931, effective
             April 1, 1985, as Exhibit 4-B-50).
     4-B-51 --Supplemental Indenture, dated as of December 1, 1985, supplementing said Mortgage (filed with Form S-3, File No. 33-
             5163, effective May 2, 1986, as Exhibit 4-B-51).
     4-B-52 --Supplemental Indenture, dated as of April 1, 1986, supplementing said Mortgage (filed with Form S-3, File No. 33-5163, effective
             May 2, 1986, as Exhibit 4-B-52).
     4-B-53 --Supplemental Indenture, dated as of May 1, 1986, supplementing said Mortgage (filed with Form 10-K for the year ended December
             31, 1986, File No. 1-4928, as Exhibit 4-B-53).
     4-B-54 --Supplemental Indenture, dated as of June 1, 1986, supplementing said Mortgage (filed with Form 10-K for the year ended December
             31, 1986, File No. 1-4928, as Exhibit 4-B-54).
     4-B-55 --Supplemental Indenture, dated as of February 1, 1987, supplementing said Mortgage (filed with Form 10-K for the year ended December 31, 1986, File No. 1-4928, as Exhibit 4-B-55).
     4-B-56 --Supplemental Indenture, dated as of February 15, 1987, supplementing said Mortgage (filed with Form 10-K for the year ended December 31, 1986, File No. 1-4928, as Exhibit 4-B-56).
     4-B-57 --Supplemental Indenture, dated as of March 1, 1987, supplementing said Mortgage (filed with Form 10-K for the year ended December
             31, 1986, File No. 1-4928, as Exhibit 4-B-57).
     4-B-58 --Supplemental Indenture, dated as of October 1, 1987, supplementing said Mortgage (filed with Form 10-K for the year ended December 31, 1987, File No. 1-4928, as Exhibit 4-B-58).

    EXHIBIT
    NUMBER
    -------
     4-B-59 --Supplemental Indenture, dated as of February 1, 1990, supplementing said Mortgage (filed with Form 10-K for the year ended December 31, 1989, File No. 1-4928, as Exhibit 4-B-59).
     4-B-60 --Supplemental Indenture, dated as of March 1, 1990, supplementing said Mortgage (filed with Form 10-K for the year ended December
             31, 1990, File No. 1-4928, as Exhibit 4-B-60).
     4-B-61 --Supplemental Indenture, dated as of May 1, 1990, supplementing said Mortgage (filed with Form 10-K for the year ended December
             31, 1990, File No. 1-4928, as Exhibit 4-B-61).
     4-B-62 --Supplemental Indenture, dated as of May 15, 1990, supplementing said Mortgage (filed with Form 10-K for the year ended December
             31, 1990, File No. 1-4928, as Exhibit 4-B-62).
     4-B-63 --Supplemental Indenture, dated as of March 1, 1991, supplementing said Mortgage (filed with Form 10-K for the year ended December
             31, 1990, File No. 1-4928, as Exhibit 4-B-63).
     4-B-64 --Supplemental Indenture, dated as of July 1, 1991, supplementing said Mortgage (filed with Form S-3, File No. 33-45501, effective
             February 13, 1992, as Exhibit 4-B-64).
     4-B-65 --Supplemental Indenture, dated as of December 1, 1991, supplementing said Mortgage (filed with Form S-3, File No. 33-
             44501, effective February 13, 1992, as Exhibit 4-B-65).
     4-B-66 --Supplemental Indenture, dated as of March 1, 1992, supplementing said Mortgage (filed with Form 10-K for the year ended December
             31, 1991, File No. 1-4928, as Exhibit 4-B-66).
     4-B-67 --Supplemental Indenture, dated as of June 1, 1992, supplementing said Mortgage (filed with Form S-3, File No. 33-50592, effective
             August 11, 1992, as Exhibit 4-B-67).
     4-B-68 --Supplemental Indenture, dated as of July 1, 1992, supplementing said Mortgage (filed with Form S-3, File No. 33-50592, effective
             August 11, 1992, as Exhibit 4-B-68).
     4-B-69 --Supplemental Indenture, dated as of September 1, 1992, supplementing said Mortgage (filed with Form S-3, File No. 33-
             53308, effective November 24, 1992, as Exhibit 4-B-69).
     4-B-70 --Supplemental Indenture, dated as of February 1, 1993, supplementing said Mortgage (filed with Form 10-K for the year ended December 31, 1992, File No. 1-4928, as Exhibit 4-B-70).
     4-B-71 --Supplemental Indenture, dated as of March 1, 1993, supplementing said Mortgage (filed with Form S-3, No. 33-59448, effective March
             17, 1993, as Exhibit 4-B-71).
     4-B-72 --Supplemental Indenture, dated as of April 1, 1993, supplementing said Mortgage (filed with Form S-3, File No. 33-50543, effective
             October 20, 1993, as Exhibit 4-B-72).
     4-B-73 --Supplemental Indenture, dated as of May 1, 1993, supplementing said Mortgage (filed with Form S-3, File No. 33-50543, effective
             October 20, 1993, as Exhibit 4-B-73).
     4-B-74 --Supplemental Indenture, dated as of June 1, 1993, supplementing said Mortgage (filed with Form S-3, File No. 33-50543, effective
             October 20, 1993, as Exhibit 4-B-74).
     4-B-75 --Supplemental Indenture, dated as of July 1, 1993, supplementing said Mortgage (filed with Form S-3, File No. 33-50543, effective
             October 20, 1993, as Exhibit 4-B-75).
     4-B-76 --Supplemental Indenture, dated as of August 1, 1993, supplementing said Mortgage (filed with Form S-3, File No. 33-50543, effective
             October 20, 1993, as Exhibit 4-B-76).

    EXHIBIT
    NUMBER
    -------
     4-B-77 --Supplemental Indenture, dated as of August 20, 1993, supplementing said Mortgage (filed with Form S-3, File No. 33-
              50543, effective October 20, 1993, as Exhibit 4-B-77).
     4-B-78 --Supplemental Indenture, dated as of May 1, 1994, supplementing said Mortgage (filed with Form 10-K for the year ended December
              31, 1994, File No. 1-4928, as Exhibit 4-B-78).
     4-B-79 --Supplemental Indenture, dated as of November 1, 1994, supplementing said Mortgage (filed with Form 10-K for the year ended December 31, 1994, File No. 1-4928, as Exhibit 4-B-79).
     4-B-80 --Supplemental Indenture, dated as of August 1, 1995, supplementing said Mortgage (filed with Form 10-K for the year ended December
              31, 1995, File No. 1-4928, as Exhibit 4-B-80).
     4-C    --Instrument of Resignation, Appointment and Acceptance among the registrant, Morgan Guaranty Trust Company of New York, as Trustee,
              and Chemical Bank (now The Chase Manhattan Bank), as Successor
              Trustee, dated as of August 30, 1994 (filed with Form 10-K for the year ended December 31, 1994, File No. 1-4928, as Exhibit 4-C).
     4-C-1  --Form of the Senior Notes will be substantially as set forth on pages 10 through 14 of Exhibit 4-D-1 hereto or as to be filed as
              Exhibit(s) by means of Form 8-K.
     4-C-2  --Form of the Subordinated Notes will be substantially as set forth on pages 13 through 18 of Exhibit 4-D-2 hereto or as to be filed as Exhibit(s) by means of Form 8-K.

  The total amount of securities of the registrant or its subsidiaries authorized under any instrument with respect to long-term debt not filed as an exhibit does not exceed 10% of the total assets of the registrant and its subsidiaries on a consolidated basis. The registrant agrees, upon request of the Securities and Exchange Commission, to furnish copies of any or all of such instruments.

ITEM 17. UNDERTAKINGS.

  The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement:

      (i) To include any prospectus required by section 10(a) (3) of the Act;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

  provided, however, that the undertakings set forth in paragraphs (i) and
  (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in this registration statement.

    (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (4) That, for the purposes of determining any liability under the Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the indemnification provisions described in Item 15 above or in contractual arrangements pursuant thereto, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT OR AMENDMENT THERETO TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF CHARLOTTE AND STATE OF NORTH CAROLINA, ON THE 31ST DAY OF AUGUST, 1998.

                                          Duke Energy Corporation
                                           Registrant

                                                       R. B. Priory
                                          By: _________________________________
                                              Chairman of the Board and Chief
                                                     Executive Officer

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT OR AMENDMENT THERETO HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATE INDICATED.

              SIGNATURE                           TITLE                          DATE
              ---------                           -----                          ----
    R. B. Priory                       Chairman of the Board and            August 31, 1998
                                        Chief Executive Officer
                                        (Principal Executive Officer)


    Richard J. Osborne                 Executive Vice President and         August 31, 1998
                                        Chief Financial Officer
                                        (Principal Financial Officer)

    Jeffrey L. Boyer                   Vice President and Corporate         August 31, 1998
                                        Controller (Principal
                                        Accounting Officer)

    G. Alex Bernhardt

    Robert J. Brown

    W. A. Coley

    George Dean Johnson, Jr.

    W. W. Johnson                      A majority of Directors              August 31, 1998

    Max Lennon

    James G. Martin

    R. B. Priory

    Russell M. Robinson, II


  Richard J. Osborne, by signing his name hereto, does hereby sign this document on behalf of the registrant and on behalf of each of the above-named persons pursuant to a power of attorney duly executed by the registrant and such persons, filed with the Securities and Exchange Commission as an exhibit hereto.

                                                  /s/ Richard J. Osborne
                                          _____________________________________
                                                    Richard J. Osborne
                                                     Attorney-in-fact

                                                                     EXHIBIT 12

                            DUKE ENERGY CORPORATION

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                         SIX MONTHS ENDED
                             JUNE 30,            TWELVE MONTHS ENDED DECEMBER 31,
                         ----------------- --------------------------------------------
                           1998   1997(a)  1997(a)  1996(a)  1995(a)  1994(a)  1993(a)
                         -------- -------- -------- -------- -------- -------- --------
Earnings Before Income
 Taxes.................. $  981.8 $  809.8 $1,613.3 $1,788.8 $1,682.3 $1,422.5 $1,326.9
Fixed Charges...........    267.1    258.3    519.8    540.2    556.2    537.7    576.6
                         -------- -------- -------- -------- -------- -------- --------
  Total................. $1,248.9 $1,068.1 $2,133.1 $2,329.0 $2,238.5 $1,960.2 $1,903.5
                         ======== ======== ======== ======== ======== ======== ========
Fixed Charges
 Interest on debt....... $  256.0 $  243.8 $  496.7 $  513.6 $  535.7 $  519.8 $  559.9
 Interest component of
  rentals...............     11.1     14.5     23.1     26.6     20.5     17.9     16.7
                         -------- -------- -------- -------- -------- -------- --------
  Fixed Charges......... $  267.1 $  258.3 $  519.8 $  540.2 $  556.2 $  537.7 $  576.6
                         ======== ======== ======== ======== ======== ======== ========
Ratio of Earnings to
 Fixed Charges..........      4.7      4.1      4.1      4.3      4.0      3.6      3.3

--------
(a) Financial information reflects accounting for the combination with PanEnergy Corp as a pooling of interests. As a result, the financial information gives effect to the combination as if it had occurred on January 1, 1993.

                                                                EXHIBIT 23(A)-1

                       CONSENT OF DELOITTE & TOUCHE LLP

  We consent to (i) the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 333-14209 on Form S-3 of Duke Energy Corporation, (ii) the incorporation by reference in Post-Effective Amendment No. 3 to Registration Statement No. 333-02571 on Form S-3 of Duke Energy Corporation and (iii) the incorporation by reference in Post-Effective Amendment No. 4 to Registration Statement No. 33-50543 on Form S-3 of Duke Energy Corporation of our report dated February 13, 1998, appearing in the annual report on Form 10-K of Duke Energy Corporation for the year ended December 31, 1997 filed with the Securities and Exchange Commission, and to the reference to us under the heading "Experts" in the Prospectus which is a part of these Registration Statements.

/s/ Deloitte & Touche LLP
-------------------------------------
  Deloitte & Touche LLP

Charlotte, North Carolina
August 31, 1998

                                                                EXHIBIT 23(A)-2

                       CONSENT OF KPMG PEAT MARWICK LLP

  We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 (No. 333-14209) of Duke Energy Corporation of our report dated January 16, 1997 on the consolidated balance sheet of PanEnergy Corp as of December 31, 1996 and the related consolidated statements of income, common stockholders' equity and cash flows for the years ended December 31, 1996 and 1995 appearing in the annual report on Form 10-K of PanEnergy Corp for the year ended December 31, 1996 and to the reference to our firm under the heading "Experts" in the Prospectus.

/s/ KPMG Peat Marwick LLP
-------------------------------------
    KPMG Peat Marwick LLP

Houston, Texas
August 31, 1998

                           EXHIBIT INDEX

  EXHIBIT
  NUMBER   EXHIBIT
  1-A      --Form of Underwriting Agreement relating to the New Bonds.
  1-B      --Form of Underwriting Agreement relating to the Senior Notes.
  1-C      --Form of Underwriting Agreement relating to the Subordinated Notes.
  1-D      --Form of Calculation Agent Agreement relating to the Senior Notes.
  4-B-81   --Form of Supplemental Indenture relating to the New Bonds.
  4-D-1    --Form of Senior Indenture from registrant to The Chase Manhattan
             Bank relating to the Senior Notes.
  4-D-1(A) --Form of Supplemental Indenture relating to the Senior Notes.
  4-D-2    --Subordinated Indenture from registrant to The Chase Manhattan
             Bank, dated as of December 1, 1997, relating to the Subordinated
             Notes.
  4-D-2(A) --Form of Supplemental Indenture relating to the Subordinated Notes.
 12        --Computation of Ratio of Earnings to Fixed Charges (see page II-9 of Registration Statement).
 23(A)-1   --Consent of Deloitte & Touche LLP (see page II-10 of Registration
             Statement).
 23(A)-2   --Consent of KPMG Peat Marwick LLP (see page II-11 of Registration
             Statement).
 24(A)     --Copy of power of attorney authorizing Richard J. Osborne to sign the registration statement on behalf of R.B. Priory as Chairman of the Board and Chief Executive Officer of registrant.